Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Jinpan International Limited for the registration of 1,350,371 shares of its common stock and to the incorporation by reference therein of our report dated June 30, 2005, with respect to the consolidated financial statements of Jinpan International Limited included in its Annual Report (Form 20-F/A No. 2) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Ernst & Young
Hong Kong
January 19, 2007